NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Operating Results
for the Third Quarter and First Nine Months of 2008

HOUSTON, October 29, 2008 - Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the third quarter and nine months ended September 30, 2008. (Dollar amounts in the table below are in millions, except per share figures.)

	Third Quarter (a)
	2008	2007
Total revenues	$395.2	$501.9
Pretax loss before minority interests	(39.7)	(19.9)

Net loss	(30.0)	(14.3)
Net loss per share	(1.66)	(0.79)

	Nine Months (b)
	2008	2007
Total revenues	$1,217.9	$1,607.0
Pretax loss before minority interests	(124.7)	(5.3)

Net loss	(83.9)	(8.9)
Net loss per share	(4.64)	(0.49)

(a)
The third quarter of 2008 includes net pretax charges of $5.6 million ($3.6 million after taxes, or $0.20 per share), comprising a charge of $10.5 million for loss reserves relating to large title claims, an impairment charge of $2.6 million relating to equity securities held for investment and office closure costs of $2.5 million offset by a reduction in title losses due to recoveries recorded on a fidelity bond of $10.0 million. The third quarter of 2007 includes pretax charges of $17.1 million ($11.1 million after taxes, or $0.61 per share) relating to large title claims totaling $6.0 million and a reserve adjustment of $11.1 million relating to current and prior year policies. The third quarter of 2007 also includes a pretax gain on the sale of property of $5.6 million ($2.0 million after taxes and minority interests, or $0.11 per share).

(b)
The first nine months of 2008 include net pretax charges of $41.3 million ($26.8 million after taxes, or $1.48 per share) relating to reserve adjustments of $10.0 million for prior policy years, $28.2 million relating to large title claims and agency defalcations, a software impairment charge of $6.0 million, office closure costs of $4.4 million and an impairment of equity securities held for investment of $2.6 million. These charges were offset somewhat by a reduction in title losses due to recoveries recorded on a fidelity bond of $10.0 million. The first nine months of 2007 includes pretax charges of $24.5 million ($15.9 million after taxes, or $0.87 per share) relating to a charge of $13.4 million for large title claims and a $11.1 million charge for reserve adjustments relating to current and prior year policies. These charges were offset by gains from the sales of businesses and property totaling $8.8 million ($4.1 million after taxes and minority interests, or $0.22 per share).

Financial Results

Issues in the credit markets intensified significantly during the third quarter of 2008, which resulted in a severe tightening of available credit. Residential building permits on an annualized basis have fallen to the lowest level since prior to 1980. Existing home sales were 7.7 percent less on a seasonally-adjusted annualized basis in the third quarter of 2008 when compared with the same period in 2007. This is a direct result of oversupply, foreclosures, declining prices, economic uncertainty and more stringent loan underwriting standards, in spite of lower interest rates. Commercial transactions have also been negatively impacted as a result of the financial market tightening and limited lending due to more stringent underwriting standards. As a result, our orders opened dropped 26.9 percent in the third quarter compared with a year ago.

Revenues in the third quarter of 2008 fell to $395.2 million, a decline of 21.3 percent from the $501.9 million in the same period last year. The decline in revenues contributed to a loss (before taxes and minority interests) of $39.7 million in the third quarter of 2008 compared with a loss of $19.9 million in the third quarter of 2007.

Total revenues for the first nine months of 2008 were $1.2 billion, down 24.2 percent from $1.6 billion for the same period in 2007. Overall, the Company reported a loss (before taxes and minority interests) of $124.7 million in the first nine months of 2008 compared with a loss of $5.3 million in the same period in 2007.

Our international operations remained profitable for the third quarter and year-to-date periods, somewhat offsetting the loss in our U.S. residential operations. In addition, our overall results for the third quarter and year-to-date 2008 reflect the benefits of our ongoing cost reduction initiatives. Employee costs and other operating expenses decreased significantly in the third quarter and year-to-date periods of 2008 when compared with the same periods in 2007. Although lower in the current year periods compared with 2007, other operating expenses have not declined at the same rate as our revenues due to the relatively fixed cost nature of many of our operations.

Our provision for title losses in the third quarter 2008 decreased over the same period in 2007, due primarily to charges recorded to strengthen reserves last year in the third quarter that were not required in the current year. We also recorded $10.0 million of insurance recoveries in the third quarter of 2008 relating to title losses filed against our fidelity bond, which were offset by a comparable increase in reserves for large losses. Our loss provision ratio remains at an elevated level compared to normal levels due to adverse payment experience relating to prior policy years and an increase in the frequency of large title losses and agency defalcations, which is to be expected during down-market cycles.

“We continue to aggressively cut operations that show continuing losses and unacceptable risk exposure. We have also canceled 1,750 independent agencies since June 1, 2008,” said Malcolm S. Morris, co-chief executive officer and chairman. “Even though the agencies being canceled are relatively minor to our total revenues, they represent a sizeable portion of our claims and management-related expenses. These cancellations are being accompanied by significant staff and overhead expense reductions within our underwriting companies,” added Morris.

“Development of new revenue and expense controls are our daily focus,” said Stewart Morris, Jr., co-chief executive officer and president. “We closed another 40 branch and office locations during the quarter and reduced headcount by 470 in the third quarter of 2008, bringing the total of our employee reductions to 2,900, or 29.3 percent, since December 31, 2006. Total closed branch and office locations since the beginning of 2008 is 110, which resulted in closure costs of $4.4 million. Revenue growth is being driven by sales training and marketing support to assist our existing sales associates in more effectively executing our strategies.

“Hurricane Ike in September had a significant adverse effect on revenues in the greater Houston area as a result of the postponement of transactions by affected participants,” added Morris. “While certain offices were closed following the hurricane, we lost no ongoing work and were not prevented from completing closings that needed to take place, once again proving the value of our investment in our paperless, Internet-based title processing and transaction management technology. Our prior planning and investment in preemptive actions and scripted disaster recovery were resources well spent.”

A major accomplishment this quarter was an agreement reached with UBS Bank regarding $241.5 million of auction rate securities held in exchanger funds by our tax-deferred property exchange business. UBS has provided a line of credit collateralized by the full par value of the auction rate securities. This line of credit has provided significant liquidity to the exchanger funds of our tax-deferred property exchange business. We expect the line of credit to be repaid in full through the transfer to UBS of the securities held as collateral at par value or pursuant to the settlement among UBS and various states and state regulatory agencies.

Stewart Information Services Corporation is a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. Factors that could cause expected or anticipated results to differ from those described in the forward-looking statements include those factors described in Item 1A of Stewart’s annual report on Form 10-K for the year ended December 31, 2007. In particular, historical order counts do not necessarily indicate future revenues since Stewart cannot predict the number of orders that will result in closings.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007
Revenues
Title insurance:
Direct operations	176,381	234,161	557,655	734,203
Agency operations	208,558	235,621	613,124	784,309
Real estate information	9,110	16,510	35,128	49,540
Investment income	7,015	8,800	22,551	27,018
Investment and other (losses) gains - net	(5,832)	6,826	(10,541)	11,950
	395,232	501,918	1,217,917	1,607,020

Expenses
Amounts retained by agencies	169,333	189,596	499,457	634,738
Employee costs	140,006	170,422	438,045	526,310
Other operating expenses	86,108	103,245	259,355	302,129
Title losses and related claims	29,644	46,642	108,961	113,618
Depreciation and amortization	8,360	10,403	26,401	30,437
Impairment of other assets	-	-	6,011	-
Interest	1,433	1,512	4,369	5,054
	434,884	521,820	1,342,599	1,612,286

Loss before taxes and minority interests	(39,652)	(19,902)	(124,682)	(5,266)
Income tax benefit	(11,269)	(9,162)	(45,556)	(6,241)
Minority interests	1,592	3,530	4,730	9,883
Net loss	(29,975)	(14,270)	(83,856)	(8,908)

Loss per share	(1.66)	(0.79)	(4.64)	(0.49)

Average number of shares (000)	18,109	18,114	18,082	18,206

Segment information:
Title revenues	386,122	485,408	1,182,789	1,557,480
Title pretax loss before minority interests	(35,118)	(19,976)	(112,425)	(8,170)

REI revenues	9,110	16,510	35,128	49,540
REI pretax (loss) earnings before minority interests	(4,534)	74	(12,257)	2,904

Selected financial information:
Cash (used) provided by operations	(25,066)	(4,622)	(71,706)	14,810
Title loss payments - net of recoveries	30,809	34,356	100,272	82,233
Changes in other comprehensive earnings - net of taxes	(10,331)	7,360	(17,827)	7,907

Number of title orders opened (000):
July	40	54
August	35	53
September	35	43
Quarter	110	150
Number of title orders closed (000):
Quarter	78	107

	September 30 2008	December 31 2007

Stockholders’ equity	655,176	754,059
Number of shares outstanding (000)	18,155	18,031
Book value per share	36.09	41.82

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)
	September 30	December 31
	2008	2007
Assets
Cash and cash equivalents	53,464	78,797
Cash and cash equivalents - statutory reserve funds	145,697	30,442
Total cash and cash equivalents	199,161	109,239

Short-term investments	54,735	79,780
Investments - statutory reserve funds	344,655	518,586
Investments - other	75,730	98,511

Receivables - premiums from agencies	35,903	48,040
Receivables - other	107,320	93,335
Allowance for uncollectible amounts	(13,994)	(11,613)
Property and equipment	87,165	96,457
Title plants	78,873	78,245
Goodwill	210,033	208,824
Intangible assets	11,999	17,157
Other assets	122,477	105,413
Other assets - pledged (a)	230,250	-
	1,544,307	1,441,974

Liabilities
Notes payable	146,811	108,714
Line of credit (a)	188,050	-
Accounts payable and accrued liabilities	92,933	122,167
Estimated title losses	447,078	441,324
	874,872	672,205

Minority interests.	14,259	15,710

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	143,996	141,196
Retained earnings	513,262	597,118
Accumulated other comprehensive earnings	2,015	19,842
Treasury stock.	(4,097)	(4,097)
Total stockholders' equity.	655,176	754,059
	1,544,307	1,441,974
(a)
The remaining $42.2 million available under the line of credit was drawn on October 1, 2008, resulting in an outstanding balance of $241.5 million, which is fully collateralized by auction rate securities noted above as other assets - pledged. The auction rate securities and line of credit, as recorded above, are each reduced by $11.3 million relating to fair value adjustments. These fair value adjustments offset in investment and other (losses) gains - net and result in no net impact to the consolidated statement of earnings.

October 29, 2008